Exhibit 10.3

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into as of July 13, 2021, by and between AG-LC 465 NORTH HALSTEAD OWNER, L.P., a Delaware limited partnership ("Landlord"), and XENCOR, INC., a Delaware corporation ("Tenant").

r e c i t a l S:

A.ANGELO GORDON REAL ESTATE, INC., a Delaware corporation (“Original Landlord”) and Tenant entered into that certain Agreement of Lease, dated as of April 30, 2021 (the “Agreement for Lease”) providing for the effectiveness of that certain Lease dated April 30, 2021 between Original Landlord and Tenant (the "Lease"), whereby Tenant agreed to lease from Original Landlord approximately 129,543 rentable square feet of space (the "Premises") on the second (2nd) floor of the building located at 465 North Halstead, Pasadena, California 91107 ("Building"), subject to the acquisition of the Building and related land and real property assets under the Lease (collectively, the “Property”) by Original Landlord or the AG Affiliate (as defined in the Agreement for Lease).

B.Landlord, as the AG Affiliate, acquired the Property by Grant Deed recorded on July 13, 2021, as Document/Instrument No. 20211082708, in the Official Records, Recorder’s Office, Los Angeles County, California and Original Landlord assigned all right, title, and interest in the Lease to Landlord pursuant to that certain Assignment and Assumption Agreement dated as of June 30, 2021.

C.In furtherance of the terms and provisions of the Agreement for Lease applicable to the acquisition of the Property by AG Affiliate, Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

a g r e e m e n T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.
2.Confirmation of Landlord.  Landlord hereby represents and warrants to Tenant that it has acquired all right, title, and interest of Original Landlord in and to the Lease and has succeeded to all rights and obligations of Original Landlord under the Lease.  Tenant hereby confirms that Landlord is the “Landlord” under the Lease and attorns to Landlord under all of the terms and provisions of the Lease.
3.Summary of Basic Lease Information. The following sections of the Summary are hereby amended as follows:
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7.2 Lease Commencement Date:

The Lease Commencement Date for the Phase 1 Premises shall be August 1, 2022 ("Phase 1 Lease Commencement Date"). The Lease Commencement Date for the Phase 2 Premises shall be the later of August 1, 2025 or that date which is nine (9) months after the Phase 2 Premises Delivery Date (as defined in Section 2.2 of this Lease)] (the "Phase 2 Lease Commencement Date").

7.3 Lease Expiration Date:	July 31, 2035

8.Base Rent (Article 3): 8.1Base Rent For Phase 1 Premises:
Lease Period	Annual Base Rent	Monthly Installment of Base Rent**	Monthly Rental Rate per Rentable Square Foot***
*08/01/22 – 07/31/23	$4,636,031.40	$386,335.95	$4.65
08/01/23 – 07/31/24	$4,775,112.36	$397,926.03	$4.79
08/01/24 – 07/31/25	$4,918,365.72	$409,863.81	$4.93
08/01/25 – 07/31/26	$5,065,916.64	$422,159.72	$5.08
08/01/26 – 07/31/27	$5,217,894.12	$434,824.51	$5.23
08/01/27 – 07/31/28	$5,374,431.00	$447,869.25	$5.39
08/01/28 – 07/31/29	$5,535,663.96	$461,305.33	$5.55
08/01/29 – 07/31/30	$5,701,733.88	$475,144.49	$5.72
08/01/30 – 07/31/31	$5,872,785.84	$489,398.82	$5.89
08/01/31 – 07/31/32	$6,048,969.36	$504,080.78	$6.07
08/01/32 – 07/31/33	$6,230,438.40	$519,203.20	$6.25
08/01/33 – 07/31/34	$6,417,351.60	$534,779.30	$6.44
08/01/34 – 07/31/35	$6,609,872.16	$550,822.68	$6.63

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4.Lease.
4.1.Premises Delivery Date.  Section 2.2 of the Lease is hereby amended to read in full as follows:

“2.2Premises Delivery Dates.  Subject to Force Majeure events, Landlord shall deliver possession of the Phase 1 Premises to Tenant on July 1, 2021 (the "Phase 1 Premises Delivery Date").  Landlord and Tenant acknowledge and agree that the Phase 2 Premises is subject to an existing lease (the “Existing Lease”) dated as of April 17, 2015 by and between Landlord’s predecessor-in-interest in the Project, DWF IV 465 Halstead, LLC, a Delaware limited liability company (as landlord) and GMTO Corporation, a Delaware corporation (as tenant) (“Existing Tenant”).  The Existing Lease is scheduled, by its terms as of the date hereof, to terminate on November 30, 2022, subject, however, to Existing Tenant’s three (3) year extension option set forth therein.  Landlord shall, subject to Force Majeure events, deliver possession of the Phase 2 Premises to Tenant thirty (30) days after the expiration or sooner termination of the Existing Lease (the "Phase 2 Premises Delivery Date").  Landlord shall use commercially reasonable efforts to deliver the Phase 2 Premises to Tenant as soon as reasonably possible.  Notwithstanding the foregoing, in the event the Phase 1 Premises Delivery Date is other than the date set forth above, then Landlord and Tenant shall agree upon an equitable adjustment to the Lease Commencement Date (and the same shall be confirmed in an amendment).”

4.2.Article 3.  Article 3 of the Lease is hereby amended to provide that the two (2) paragraphs comprising Article 3 of the Lease are labeled, sequentially and respectively, “3.1” and “3.2”.
4.3.Section 24.25. Section 24.25 of the Lease is hereby amended to delete the reference to “Section 11” in Section 24.25 of the Lease and replace it with “Section 12”.
5.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than the Brokers specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment, if, and to the extent any such commission is due to the Brokers in connection herewith.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  Landlord shall pay any brokerage commissions payable to the Brokers in connection with the execution of this Amendment pursuant to a separate commission agreement between Landlord and the Brokers.  The terms of this Section shall survive the expiration or earlier termination of this Amendment.
6.No Further Modification.  Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented,
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amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment.  To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.  For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"

AG-LC 465 NORTH HALSTEAD
OWNER, L.P.,
a Delaware limited partnership

By: AG-LC 465 North Halstead Owner GP, L.L.C.,

a Delaware limited liability company,

its general partner

By: /s/ Robert Kane

Name: Robert Kane

Its: EVP

XENCOR, INC., a Delaware corporation By: /s/ Bassil Dahiyaat Name: Bassil Dahiyat, Ph.D. Its: President & CEO

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